Exhibit 99.2

Press Contacts:	Bill Price	Carol Goodrich
	(732) 524-6623	(732) 524-6678
	(732) 668-3735 (M)	(973) 615-4057 (M)

Investor Contacts:	Louise Mehrotra	Stan Panasewicz
	(732) 524-6491	(732) 524-2524

FOR IMMEDIATE RELEASE

JOHNSON & JOHNSON PROVIDES ADDITIONAL INFORMATION REGARDING AMENDED AGREEMENT WITH MERCK

New Brunswick, N.J. (April 15, 2011) – Johnson & Johnson (NYSE: JNJ) provided additional information today on its amended agreement with Merck regarding distribution rights for REMICADE® (infliximab) and SIMPONI® (golimumab) in markets outside the United States. The amended agreement announced today in a separate news release from both companies concludes a pending arbitration, which had been filed by Johnson & Johnson in May 2009.

The company is providing the following additional details relevant to the amended agreement:
•
In 2010, Johnson & Johnson reported annual sales for REMICADE of $4.6 billion and annual sales for SIMPONI of $226 million, which included sales of these products to its distribution partner Merck of approximately $1.2 billion.  In the territories being relinquished to Johnson & Johnson as a result of the amended agreement, 2010 annual end-user sales for REMICADE and SIMPONI were approximately $900 million.  The amended agreement impact on 2010 sales on a pro forma basis would have resulted in nearly $500 million in incremental net sales being recorded by Johnson & Johnson on an annual basis for these products, which excludes sales that were previously recorded.  Johnson & Johnson will begin recording 2011 sales of product from the relinquished territories on July 1, 2011.

•
The division of contribution income on sales will be amended to a 50 percent/50 percent split between Johnson & Johnson and Merck, from July 1, 2011, through Oct. 1, 2024.  This compares to the prior split of 42 percent/58 percent in 2011 for Johnson & Johnson and Merck respectively, which would have increased to a 50 percent/50 percent split in 2014.

•	Johnson & Johnson will receive a one-time, $500 million payment from Merck during the second quarter of 2011.
•	The 2011 earnings impact is not expected to be significant.
•	The company will discuss the amended agreement during its scheduled quarterly earnings call on April 19, 2011.

About Johnson & Johnson

Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our 114,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
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(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; trends toward health care cost containment; and increased scrutiny of the healthcare industry by government agencies.  A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)